CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our reports, included herein, dated October 8, 2018, with respect to the financial statements and financial highlights for Putnam Global Financials Fund; October 9, 2018 for Putnam Communications Fund (formerly, Putnam Telecommunications Fund); and October 12, 2018 for Putnam Global Technology Fund, Putnam Global Industrials Fund, and Putnam Global Consumer Fund, each fund a series of Putnam Funds Trust, included herein, and to the references of our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston Massachusetts
December 24, 2018